As filed with the Securities and Exchange Commission on July 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CYTEC INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3268660 (I.R.S. Employer Identification No.)
Five Garret Mountain Plaza West Paterson, New Jersey 07424 (Address of Principal Executive Offices)
Cytec Supplemental Savings and Profit Sharing Plan (Full Title of the Plan)

Roy Smith, Esq.
  Vice President, General Counsel and Secretary
Cytec Industries Inc.
Five Garret Mountain Plaza
West Paterson, New Jersey 07424
(973) 357-3100
 (Name, address and telephone number, including area code, of agent for service)

Copy to: John T. Gaffney, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value per share	200,000 shares	$36.18(2)	$7,236,000(2)	$586
Deferred Compensation Obligations	$20,000,000	100%	$20,000,000	$1,618

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2) Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, solely for the purposes of calculating the registration fee, on the basis of the average high and low prices of Cytec Industries Inc.'s common stock on the New York Stock Exchange on July 18, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").  In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this registration statement filed pursuant to the requirements of Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by Cytec Industries Inc. ("Cytec") with the Commission are incorporated by reference herein and shall be deemed a part hereof:

(a)  The Annual Report on Form 10‑K for the fiscal year ended December 31, 2002;

(b)   The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;

(c)  All other reports filed by Cytec pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2002; and

(d)  The description of Cytec's common stock contained in Cytec’s registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

All documents filed by Cytec pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

      The deferred compensation obligations of the registrant registered  hereunder (the “Obligations”) are unsecured general obligations of the registrant to pay the value of deferred  compensation accounts of participants in accordance with the terms and conditions of the Cytec Supplemental Savings and Profit Sharing Plan (the “Plan”). The following discussion of the Plan is not a complete description of the Plan and is qualified in its entirety by reference to the full text of the Plan. The filing of this registration statement on Form S-8 is not, and should not be construed as, an admission  that the Obligations constitute securities under applicable federal, state, or local laws.

     The Plan is a   nonqualified deferred compensation plan for eligible executives and other key employees of the registrant. Under the Plan, the registrant provides all eligible participants with the opportunity to defer income earned as compensation for services.

     The Obligations are general unsecured and unsubordinated  indebtedness of the registrant.  Participants’ rights to payment of the Obligations are no greater  than those of general unsecured  creditors of the registrant.  The registrant is liable for payments to participants only to the extent that the  compensation deferred was earned while the participant was an employee of the registrant.   Except for the  portion of the Obligations that are payable upon distribution in shares of the registrant's  common stock under the terms of the Plan, the Obligations are not convertible into any of the registrant's securities.

     The registrant has established a grantor trust, popularly known as a “rabbi trust,” to allow it and its subsidiaries to accumulate assets to help fund payment of the Obligations.  No participant in the Plan has any preferred claim to any assets of the trust. Participants have a beneficial interest in the trust's assets only to the extent provided under the terms and conditions of the trust agreement and the Plan.  The assets of the trust may not be returned to the registrant until the Obligations are satisfied, unless the registrant becomes insolvent.   The assets of the trust are allocated according to the respective Obligations of the registrant and those allocated amounts remain subject to the claims of the registrant’s creditors.  In addition, all assets of the trust remain subject to the claims of the registrant’s creditors.

     Assets held in the trust are invested by the trustee in its discretion but within guidelines established by the plan administrator under the Plan (the “Administrator”).  However, under the terms of the registrant's trust agreement, in exercising its investment discretion, the trustee will give due regard to investment directions received from participants with respect to their accounts maintained under the Plan.  Participants may request that amounts credited to their accounts be allocated among various investment alternatives made available by the trustee under the Plan,  including the registrant's common stock and certain other  investments.  All rights associated with assets of the trust are exercised by the  trustee and may not be exercised by participants or their beneficiaries.

     The Administrator maintains an account for each participant for the purpose of  recording the  unsecured obligation of the registrant to pay deferred compensation  in accordance with the terms of the Plan.  Accounts are adjusted regularly to reflect compensation deferred by a participant under the Plan,  a  participant's allocable share of the income, losses, appreciation and depreciation of assets applicable  to  his or her account, any distributions or transfers made from the Plan on behalf of a participant, and a participant's share, if any, of plan expenses.  Accounts are established and  maintained merely to record the obligation to pay deferred compensation under the Plan.  Participants and their beneficiaries have no right, title or interest in or to funds in an account, except as general unsecured creditors.

     At the time of the election to defer compensation, each participant may elect either a specific date or a stated event upon which distributions of his or her account balance will occur and whether such  distributions will be in the form of a lump sum payment, in annual installments over a period of five years or in quarterly installments over a period of fifteen years.   If no election is made by a  participant, distributions of the balance in an account will be made following termination of employment, unless a “hardship” (as defined in the Plan) occurs, in which case earlier distributions may be made.

     Participants do not have any right to assign, pledge or otherwise transfer their rights under the Plan, except by a written designation of a beneficiary in accordance with the terms of the Plan, and a participant’s account will not be considered an asset of the participant. General administrative expenses are paid by the registrant.  Extraordinary administrative expenses with respect to a  participant’s account  are paid from trust assets and charged against the account of the participant.

     The registrant reserves the right to amend or terminate the Plan at any time without the consent of participants or their beneficiaries, provided that no amendment or plan termination may directly or indirectly reduce the amount credited to any participant’s account as of the date of amendment  or termination.

Item 5.  Interests of Named Experts and Counsel.

The validity of the securities offered hereby has been passed upon for Cytec by Roy Smith, Esq., Vice President, General Counsel and Secretary of Cytec.  Mr. Smith is paid a salary by Cytec, is a participant in the Cytec Supplemental Savings and Profit Sharing Plan and in various employee benefit plans offered to employees of Cytec generally and owns and has options to purchase shares of Cytec's common stock.

Item 6.  Indemnification of Directors and Officers.

The By-Laws of Cytec provide that Cytec shall indemnify, to the extent permitted by Delaware law, its directors, officers and employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred by them in connection with any actual or threatened action, suit or proceeding to which they are or may become parties arising out of their status as directors, officers or employees if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Cytec, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Section 145(a) and 145(b) of the General Corporation Law of Delaware ("DGCL") permit a corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any proceeding arising out of his status as director, officer, employee or agent if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  To the extent that a present or former director or officer of a corporation has been successful in defense of any such action or claim, Section 145(c) provides that such person shall be indemnified against expenses incurred by such person in connection therewith.

As permitted by Section 102(b)(7) of the DGCL, Article Ninth of Cytec's Certificate of Incorporation limits the personal liability of Cytec's directors to Cytec and its stockholders for monetary damages for any breach of fiduciary duty except for liability (i) for any breach of the director's duty of loyalty to Cytec or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement: to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Paterson, State of New Jersey, on the 21st day of July, 2003.

CYTEC INDUSTRIES INC., By: /s/ David Lilley Name: David Lilley Title: President and Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of July, 2003.

Signature	Title
/s/ David Lilley David Lilley	Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ James P. Cronin James P. Cronin	Executive Vice President and Chief Financial and Accounting Officer (Principal Financial Officer)
John E. Akitt	Director
* Frederick W. Armstrong	Director
* Chris A. Davis	Director
* Anthony G. Fernandes * Louis L. Hoynes, Jr.	Director Director
* William P. Powell	Director
* Jerry R. Satrum	Director
* James R. Stanley *By: /s/ Roy Smith Roy Smith (Attorney-in-Fact)	Director

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Paterson, State of New Jersey, on the 21st day of July, 2003.

CYTEC SUPPLEMENTAL SAVINGS AND PROFIT SHARING PLAN
By: /s/ Joseph Marosits
Name: Joseph Marosits Title: Administrator

EXHIBIT INDEX

Exhibit Number	Description
4.1(a)

Provisions of Cytec's Certificate of Incorporation that define the rights of security holders of Cytec (incorporated by reference to Exhibit 3.1(a) to Cytec's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).

4.1(b)

Provisions of Cytec's Certificate of Amendment to Certificate of Incorporation dated as of May 13, 1997, that define the rights of security holders of Cytec (incorporated by reference to Exhibit 3.1(a) to Cytec's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

4.1(c)

Provisions of the conformed copy of Cytec's Certificate of Incorporation, as amended, that define the rights of security holders of Cytec (incorporated by reference to Exhibit 3(c) to Cytec's Registration Statement on Form S-8, registration number 333-45577).

4.2

Provisions of Cytec's By-laws that define the rights of security holders of Cytec (incorporated by reference to Exhibit 3.2 to Cytec's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).

4.3

Provisions of Cytec’s Certificate of Designations, Preferences and Rights of Series C Preferred Stock that define the rights of security holders of Cytec (incorporated by reference to Exhibit 4.4 to Cytec’s Annual Report on Form 10-K for the year ended December 31, 1993.  Reference is also made to: the Transfer and Distribution Agreement Amendment, dated as of April 8, 1997 between American Cyanamid Company (“Cyanamid”) and Cytec (incorporated by reference to Exhibit 2.1(a) to Cytec’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997); the Transfer and Distribution Second Amendment, dated as of January 22, 1999, between Cyanamid and Cytec (incorporated by reference to Exhibit 2.1(c) to Cytec’s Annual Report on Form 10-K for the year ended December 31, 1998); the Preferred Stock Repurchase Agreement, dated as of August 17, 1995, between Cyanamid and Cytec (incorporated by reference to Exhibit 2(b) to Cytec’s Registration Statement on Form S-3, registration number 33-97328); and Amendment No. 1 to Preferred Stock Repurchase Agreement, dated as of October 10, 1995, between Cyanamid and Cytec (incorporated by reference to Exhibit 2(c) to Cytec’s Registration Statement on Form S-3, registration number 33-97328).

4.4*	Cytec Supplemental Savings and Profit Sharing Plan.
5.1*	Opinion of Roy Smith, Esq., Vice President, General Counsel and Secretary.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Roy Smith, Esq., Vice President, General Counsel and Secretary (included in Exhibit 5.1).
24.1* _____________ *Filed herewith.	Powers of Attorney of certain directors.